Exhibit 3.1

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

RENREN INC.

(adopted by the special resolutions of the members on December 13, 2010, as amended by the special resolutions of the members on March 25, 2011)

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

RENREN INC.

(adopted by the special resolutions of the members on December 13, 2010, as amended by the special resolutions of the members on March 25, 2011)

The name of the Company is “Renren Inc.”

The registered office of the Company shall be at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands, or at such other place as the Directors may from time to time decide.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2010 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

The share capital of the Company is US$2,850,164.41, made up of 2,850,164,410 shares divided into: (a) 2,000,000,000 Ordinary Shares with a par value of US$0.001 per share; and (b) 850,164,410 Preferred Shares with a par value of US$0.001 per share, of which 100,000,000 are designated Series A Preferred Shares, 100,000,000 are designated Series B Preferred Shares, 215,959,520 are designated Series C Preferred Shares, and 434,204,890 are designated Series D Preferred Shares.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

RENREN INC.

(adopted by the special resolutions of the members on December 13, 2010, as amended by the special resolutions of the members on March 25, 2011)

INTERPRETATION

In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“2009 Series D Warrant”	has the meaning set forth in the Purchase Agreement.

“2010 Series D Warrant”	has the meaning set forth in the Purchase Agreement.

“Affiliate”	means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Articles”	means these articles of association of the Company as originally framed or as from time to time altered by Special Resolution.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board”	means the Board of Directors of the Company.

“CIAC”	means CIAC/ChinaInterActiveCorp, an exempted company incorporated under the Companies Law (2010 Revision) of the Cayman Islands.

“Company”	means the above named company.

“DCM Director”	means the director nominated by a majority of the Ordinary Shares and Preferred Shares held by the DCM Shareholders pursuant to the Voting Agreement.

“DCM Shareholders”	means DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., and any Affiliate thereof that owns or acquires any Shares.

“Dividend”	means any money, dividend, interest, profit or other distribution made by the Company to the holders of the Shares, including any interim dividend or bonus.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Equity Securities”	means the Ordinary Shares, the Preferred Shares, any securities having voting rights in the election of the Board not contingent upon default, any securities evidencing an ownership interest in the Company, any securities convertible into or exercisable for any shares of the foregoing, and any agreement or commitment to issue any of the foregoing.

“Founder”	means each of Shoa-Kai Liu, Sierra Trust Management Company Limited, Trustee for Sierra Trust, Seven Trust Management Company Limited, Trustee for Seven Trust, and Cloud Nine Trust Management Company Limited, Trustee for Cloud Nine Trust.

“General Atlantic Shareholders”	means GAP LP, GAP Coinvestments III, GAP Coinvestments IV, GAP Coinvestments CDA, GAP-W, GapStar, GmbH Coinvestment, and any Affiliate thereof that owns or acquires any Shares, and the term “General Atlantic Shareholder” shall mean any such Person.

“GAP LP”	means General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership.

“GAP-W”	means GAP-W International LP, a Bermuda limited partnership.

“GAP Coinvestments III”	means GAP Coinvestments III, LLC, a Delaware limited liability company.

“GAP Coinvestments IV”	means GAP Coinvestments IV, LLC, a Delaware limited liability company.

“GAP Coinvestments CDA”	means GAP Coinvestments CDA, L.P. a Delaware limited partnership.

“GapStar”	means GapStar, LLC, a Delaware limited liability company.

“GmbH Coinvestment”	means GAPCO GmbH & Co. KG, a German limited partnership.

“Governmental Authority”	means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group”	means the Company and its Subsidiaries, and “Group Member” means any of them.

“Indebtedness”	means, as to any Person, (i) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (iii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with the US GAAP, recorded as capital leases, and (vi) all indebtedness secured by any Lien (other than statutory Lien or Liens in favor of lessors under leases other than leases included in clause (v)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

“Investors”	means the Junior Preferred Investors, the Series C Investors, the Series D Investors and the UU Holders.

“Investors’ Rights Agreement”	means the Amended and Restated Investors’ Rights Agreement by and among the Company and the Members, dated as of April 4, 2008.

“Joho Notes”	means the convertible notes issued by the Company to the purchasers listed on Schedule 1 to the Joho Note Purchase Agreement.

“Joho Note Purchase Agreement”	means the note purchase agreement dated as of January 28, 2008, by and among the Company and the purchasers listed thereto on Schedule 1.

“Junior Preferred Investor”	means any holder of the Company’s Series A Preferred Shares and/or Series B Preferred Shares as of the date hereof.

“Lien”	means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Liquidation”	means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Company.

“Major Investor”	means (i) the General Atlantic Shareholders, (ii) the Softbank Shareholders, (iii) the TCV Shareholders, (iv) the DCM Shareholders, (v) each Series C Investor (other than the General Atlantic Shareholders, the TCV Shareholders and the DCM Shareholders) and its Permitted Transferees who hold, in the aggregate, at least five percent (5%) of the Preferred Shares then outstanding, (vi) each Series D Investor (other than the Softbank Shareholders) and its Permitted Transferees who hold, in the aggregate, at least five percent (5%) of the Preferred Shares then outstanding, (vii) each Junior Preferred Investor who holds at least five percent (5%) of the Preferred Shares then outstanding and (viii) each UU Holder who holds at least 5,000,000 Ordinary Shares (as adjusted for any share splits, bonus issues, share combinations, or reclassifications and recapitalizations affecting such Ordinary Shares).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of votes cast calculated in accordance with Article 50.

“Ordinary Share”	means an ordinary share of US$0.001 par value in the capital of the Company having the respective rights attaching to it set out herein.

“Ordinary Share Equivalents”	means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including, without limitation, the Preferred Shares and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent.

“Original Purchase Price”	means the Series A Original Purchase Price, the Series B Original Purchase Price, the Series C Original Purchase Price or the Series D Original Purchase Price, as the case may be.

“Person”	means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Share”	means a preferred share of any series of US$0.001 par value in the capital of the Company having the rights attaching to it set out herein.

“Pro Rata Share”	means the aggregate number of Equity Securities held by a Major Investor relative to the aggregate number of Equity Securities held by all Major Investors, each calculated on an as-converted and as-exercised basis.

“Purchase Agreement”	means the Series D Preferred Securities Purchase Agreement, dated as of April 4, 2008, by and among the Company and the purchasers listed therein.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office of the Company.

“Relative”	of a natural person means any spouse of such person and any parent, child, grandparent, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person or such spouse.

“Right of First Offer and Co-Sale Agreement”	means the Amended and Restated Right of First Offer and Co-Sale Agreement by and among the Company and the Members, dated as of April 4, 2008.

“Sale Transaction”	means, whether in a single transaction or a series of related transactions, (i) any merger, tender offer or other business combination in which the shareholders owning a majority of the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the surviving Person after such transaction, (ii) a voluntary sale of voting securities by the shareholders of the Company to any Person in which the shareholders of the Company do not own a majority of the voting securities of the surviving Person (including, without limiting the ultimate parent company) after such sale or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

“SBI Notes”	means the convertible notes issued by the Company to the purchasers listed on Schedule 1 to the SBI Note Purchase Agreement.

“SBI Note Purchase Agreement”	means the note purchase agreement dated as of February 22, 2008, by and among the Company and the purchasers listed thereto on Schedule 1.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder.

“Series A Preferred Share”	means a Preferred Share designated as a Series A Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Series B Preferred Share”	means a Preferred Share designated as a Series B Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Series C Investor”	means any holder of Series C Preferred Shares as of the date hereof.

“Series C Preferred Share”	means a Preferred Share designated as a Series C Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Series D Preferred Share”	means a Preferred Share designated as a Series D Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Series D Investor”	means any holder of Series D Securities as of the date hereof.

“Series D Securities”	means the Series D Preferred Shares and the Series D Warrants.

“Series D Warrants”	means the 2009 Series D Warrant and the 2010 Series D Warrant.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Capital”	means, with respect to any Person, any and all shares, interests, participation, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s share capital and any and all rights, warrants or options exchangeable for or convertible into such share capital (but excluding any debt security whether or not it is exchangeable for, or convertible into, such share capital).

“Share Option Plans”	means the Company’s 2006 Equity Incentive Plan, dated March 27, 2006 and 2008 Equity Incentive Pan, dated January 31, 2008.

“Softbank Shareholders”	means Softbank Corp. and any Affiliate thereof that owns or acquires any Shares.

“Special Resolution”	means a resolution passed by a two thirds majority of votes cast calculated in accordance with these Articles.

“Statute”	means the Companies Law (2010 Revision) of the Cayman Islands.

“Subsidiaries”	has the meaning set forth in the Purchase Agreement.

“TCV Shareholders”	means TCV V, L.P., TCV Member Fund, L.P., and any Affiliate thereof that owns or acquires any Shares, and the term “TCV Shareholder” shall mean any such Person.

“US GAAP”	means the generally accepted accounting principles of the United States.

“UU Holder”	means each of Sierra Trust Management Company Limited, Trustee for Sierra Trust, Chuck Cheng, Paul Lee, Alfred Lee, Jianjun Cao, Matt Young, Carlos Schonfeld, Fan Bao, Cloud Nine Trust Management Company Limited, Trustee for Cloud Nine Trust, DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., Accel VIII L.P., Accel Internet Fund IV L.P., Accel Investors 2004 L.L.C., LC Fund II, Cynthia Tang, Xueping Zhou, Phyllis (Fengying) Guo, Ravi Mhatre, Jake Seid, Lexanna Investment Partners, Larry Sun, and Michael X. Jiang.

“Voting Agreement”	means the Amended and Restated Voting Agreement by and among the Company and the Members, dated as of April 4, 2008.

In these Articles:

1.	words importing the singular number include the plural number and vice-versa;

2.	words importing the masculine gender include the feminine gender;

3.	words importing persons include corporations, partnerships, limited liability companies or other business organizations;

4.	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

5.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

6.	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

7.	headings are inserted for reference only and shall be ignored in construing these Articles; and

8.	Section 8 of the Electronic Transactions Law shall not apply.

COMMENCEMENT OF BUSINESS

3 The business of the Company may be commenced as soon after incorporation as the Directors shall see fit. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

4 The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5 5.1 Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Article 7 and Article 8 and without prejudice to any rights attached to any existing Shares, the Directors may allot and issue two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares. The Preferred Shares may be allotted and issued from time to time in one or more series. The series of Preferred Shares shall be designated prior to their allotment and issue and shall comprise 100,000,000 Series A Preferred Shares, 100,000,000 Series B Preferred Shares, 215,959,520 Series C Preferred Shares and 434,204,890 Series D Preferred Shares. In the event that any Preferred Shares shall be converted pursuant to Article 7.4 hereof, the Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company. The Ordinary Shares may be allotted and issued from time to time in one or more series.

5.2 Subject to the terms and conditions specified in this Article 5.2, the Company hereby grants to each Major Investor a preemptive right with respect to future sales by the Company of its New Shares (as hereinafter defined). For purposes of this Article 5.2, other than for purposes of the notice provisions, Major Investor includes any general partners and Affiliates of a Major Investor. A Major Investor who chooses to exercise the preemptive right may designate as purchasers under such right itself or its Affiliates in such proportions as it deems appropriate; provided that such Major Investor shall be responsible for the performance by its designated Affiliate of such Affiliate’s obligations to complete such purchase.

Each time the Company proposes to offer any Equity Securities (“New Shares”), the Company shall first make an offering of such New Shares to each Major Investor in accordance with the following provisions:

(a)	The Company shall deliver a written notice (the “Preemptive Right Notice”) to each Major Investor stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Shares.

(b)	Upon receipt of the Preemptive Right Notice, each Major Investor may elect to subscribe for, at the price and upon the terms specified in the Preemptive Right Notice, up to that portion of such New Shares which equals the proportion that (i) the sum of the number of Ordinary Shares issuable or issued upon conversion or exercise of Equity Securities plus all other voting securities then held by such Major Investor bears to (ii) the total number of Ordinary Shares then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable Equity Securities) (the “Proportionate Share”). The election will be exercisable by written notice (the “Exercise Notice”) given to the Company by the twentieth (20th) calendar day after delivery of the Preemptive Right Notice and shall specify the maximum number of New Shares, even if greater than such Major Investor’s Proportionate Share, that the Major Investor desires to purchase pursuant to this Article 5.2 (the “Maximum Number”). Failure of any Major Investor to provide an Exercise Notice within the twenty (20) day period shall be deemed to constitute a notification to the Company of such Major Investor’s decision not to exercise the option to purchase any New Shares under this Article 5.2. The Shares shall be allocated among the Major Investors who properly deliver an Exercise Notice. If the sum of the Maximum Numbers specified by each of the Major Investors in the aggregate exceeds the number of New Shares proposed to be issued by the Company, then the Major Investors who wish to subscribe for more than their Proportionate Share shall be allocated, pro rata, the New Shares in excess of their Proportionate Share; provided, however, that no Major Investor shall be allocated more than such Major Investor’s Maximum Number. The delivery of an Exercise Notice by a Major Investor under this Article 5.2 shall constitute an irrevocable commitment to purchase the Shares that are allocated to such Major Investor under this Article 5.2. The pro rata portion of each Major Investors’ New Shares in excess of its Proportionate Share shall be equal to a fraction, the numerator of which is the number of Ordinary Shares issuable or issued upon conversion or exercise of Equity Securities plus all other voting securities then held by such Major Investor and the denominator of which is the total number of Ordinary Shares plus all other voting securities then held by all Major Investors (assuming full conversion and exercise of all outstanding convertible or exercisable Equity Securities) who properly send an Exercise Notice and who wish to subscribe for more than their Proportionate Shares.

(c)	The Company may, during the forty-five (45) day period following the expiration of the 20-day period provided in Article 5.2 hereof, offer the remaining unsubscribed portion of the New Shares to any Person or Persons at a price not less than, and upon terms no more favourable to the offeree than those specified in the Preemptive Right Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)	The preemptive right in this Article 5.2 shall not be applicable (i) to the issuance of Ordinary Shares (or options therefor) to employees, officers and directors, pursuant to a broadly based share purchase or option plan approved by the Board the purpose of which is to provide equity incentives to such individuals, (ii) to any issuance from and after consummation of the Company’s Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on, and pursuant to terms existing on, the date hereof, (iv) to the issuance of any Equity Securities issued or issuable pursuant to a conversion price adjustment under Article 7.4, (v) to the issuance of securities in connection with a bona fide business acquisition of or by the Company or any of its Subsidiaries, whether by merger, acquisition of assets, or acquisition of shares, that was approved by the Board, (vi) to the issuance of securities in connection with any strategic business partnership approved by the Board, the principal purpose of which is not fundraising (as determined in good faith by the Board), but for the avoidance of doubt, excluding any private equity, venture capital or similar fund, (vii) Equity Securities issued or issuable upon conversion of the Joho Notes and SBI Notes; or (viii) Equity Securities issued or issuable upon exercise or conversion of the Series D Securities.

6 The Company shall not issue Shares to bearer.

PREFERRED SHARES

7 Rights, Preferences, Privileges and Restrictions of Preferred Shares. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Shares are as set forth below in this Article 7.

7.1 Rank. The Series C Preferred Shares and Series D Preferred Shares shall, with respect to (i) all payments and distributions upon a Liquidation and a Sale Transaction and (ii) dividend rights, redemption rights and all other rights and preferences, rank (x) pari passu with each other and (y) senior to the Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares and each other class or series of Share Capital of the Company which does not rank pari passu with or senior to the Series C Preferred Shares and Series D Preferred Shares (the foregoing clause (y), the “Junior Securities”).

7.2 Dividend Rights. The holders of the Preferred Shares, subject to the Statute and these Articles, shall be entitled to receive, when and if declared by the Directors, out of any assets of the Company legally available therefor, such Dividends payable to the holders of Ordinary Shares pro rata with the issued and outstanding Ordinary Shares, where each outstanding Preferred Share is treated for this purpose as having been converted into the number of Ordinary Shares into which such Preferred Share, could then be converted pursuant to Article 7.4 as of the record date fixed for the determination of the holders of Ordinary Shares of the Company entitled to receive such Dividend.

7.3 Liquidation Preference.

(a)	Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares. In the event of any Liquidation, (i) first, on a pari passu basis, (x) the holders of the Series C Preferred Shares shall be entitled to receive in cash, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Company to the holders of any Junior Securities, an amount for each Series C Preferred Share then held by them equal to the greater of (A) the sum of US$0.22272693 (as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions made with respect to the Series C Preferred Shares after the date hereof, the “Series C Original Purchase Price”) plus all declared but unpaid dividends on the Series C Preferred Shares up to and including the date of payment of the Series C Liquidation Preference, or (B) the aggregate amount payable in such Liquidation with respect to the number of Ordinary Shares into which each such Series C Preferred Share is convertible immediately prior to such Liquidation (the greater of clauses (A) or (B), the “Series C Liquidation Preference”) and (y) the holders of the Series D Preferred Shares shall be entitled to receive in cash, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Company to the holders of any Junior Securities, an amount for each Series D Preferred Share then held by them equal to the greater of (A) the sum of US$0.99287483(as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions made with respect to the Series D Preferred Shares after the date hereof, the “Series D Original Purchase Price”) plus all declared but unpaid dividends on the Series D Preferred Shares up to and including the date of payment of the Series D Liquidation Preference, or (B) the aggregate amount payable in such Liquidation with respect to the number of Ordinary Shares into which each such Series D Preferred Share is convertible immediately prior to such Liquidation (the greater of clauses (A) or (B), the “Series D Liquidation Preference”) and (ii) second, the holders of the Series A Preferred Shares and Series B Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares and to the holders of any other Shares or securities ranking junior to the Series A Preferred Shares or Series B Preferred Shares with respect to a Liquidation, as applicable, (I) an amount for each Series A Preferred Share then held by them equal to the greater of (A) the sum of US$0.0035 (as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions made with respect to such shares after the date of issuance of such shares, the “Series A Original Purchase Price”) plus all declared but unpaid dividends on the Series A Preferred Shares up to and including the date of payment of the Series A Liquidation Preference, or (B) the aggregate amount payable in such Liquidation with respect to the number of Ordinary Shares into which each such Series A Preferred Share is convertible immediately prior to such Liquidation (the greater of clauses (A) or (B), the “Series A Liquidation Preference”) and (II) an amount for each Series B Preferred Share then held by them equal to the greater of (A) the sum of US$0.035 (as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions made with respect to such shares after the date of issuance of such shares, the “Series B Original Purchase Price”) plus all declared but unpaid dividends on the Series B Preferred Share up to and including the date of payment of Series B Liquidation Preference, or (B) the aggregate amount payable in such Liquidation with respect to the number of Ordinary Shares into which each such Series B Preferred Share is convertible immediately prior to such Liquidation (the greater of clauses (A) or (B), the “Series B Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds legally available for payment or distribution among the holders of the Series C Preferred Shares and the holders of Series D Preferred Shares shall be insufficient to permit the payment or distribution to such holders of the full Series C Liquidation Preference and the payment or distribution to such holders of the full Series D Liquidation Preference, respectively, then the entire assets and funds legally available for payment or distribution among the holders of Series C Preferred Shares and the holders of Series D Preferred Shares shall be paid and distributed ratably among such holders of Series C Preferred Shares and such holders of Series D Preferred Shares in proportion to the aggregate Series C Liquidation Preference of the Series C Preferred Shares and the aggregate Series D Liquidation Preference of the Series D Preferred Shares that would be payable to such holders if such assets were sufficient to permit payment and distribution in full. If, upon the occurrence of a Liquidation, the assets and funds legally available for distribution among the holders of the Series C Preferred Shares and the holders of Series D Preferred Shares shall be sufficient to permit the payment or distribution to such holders of the full Series C Liquidation Preference and to such holders of the full Series D Liquidation Preference, but shall be insufficient to permit the payment or distribution to the holders of the Series A Preferred Shares and the holders of Series B Preferred Shares, the full Series A Liquidation Preference and the full Series B Liquidation Preference, respectively, then the remaining assets and funds of the Company legally available for distribution shall be paid and distributed ratably among the holders of the Series A Preferred Shares and the Series B Preferred Shares in proportion to the aggregate Series A Liquidation Preferences of the Series A Preferred Shares and the aggregate Series B Liquidation Preferences of the Series B Preferred Shares that would be payable to such holders if such assets were sufficient to permit payment or distribution in full.

(b)	Liquidation Participation Rights. If the assets and funds of the Company legally available for distribution to the Company’s shareholders exceed the aggregate Series C Liquidation Preference, Series D Liquidation Preference, Series A Liquidation Preference and Series B Liquidation Preference payable to the holders of Series C Preferred Shares, Series D Preferred Shares, Series A Preferred Shares and Series B Preferred Shares pursuant to Article 7.3(a), then, after the payments required by Article 7.3(a) shall have been made or irrevocably set apart for payment, the remaining assets and funds of the Company available for distribution to the Company’s Members shall be distributed ratably among the holders of Ordinary Shares in proportion to the number of shares then held by them.

(c)	Sale Transaction. In the event of any Sale Transaction, (i) first, (x) on a pari passu basis, the holders of the Series C Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets of the Company to the holders of any Junior Securities, an amount equal to the Series C Liquidation Preference plus all declared but unpaid dividends on the Series C Preferred Shares up to and including the date of payment of the Series C Liquidation Preference, and (y) the holders of the Series D Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets of the Company to the holders of any Junior Securities, an amount equal to the Series D Liquidation Preference plus all declared but unpaid dividends on the Series D Preferred Shares up to and including the date of payment of the Series D Liquidation Preference, and (ii) second, the holders of the Series A Preferred Shares and Series B Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets of the Company to the holders of the Ordinary Shares and to the holders of any other Shares or securities ranking junior to the Series A Preferred Shares or Series B Preferred Shares with respect to a Sale Transaction, as applicable, an amount equal to (A) the Series A Liquidation Preference plus all declared but unpaid dividends on the Series A Preferred Shares up to and including the date of payment of the Series A Liquidation Preference and (B) the Series B Liquidation Preference plus all declared but unpaid dividends on the Series B Preferred Share up to and including the date of payment of Series B Liquidation Preference. If, upon the occurrence of a Sale Transaction, the assets legally available for payment or distribution among the holders of the Series C Preferred Shares and the holders of Series D Preferred Shares shall be insufficient to permit the payment or distribution to such holders of the full Series C Liquidation Preference, and the payment or distribution to such holders of the full Series D Liquidation Preference, respectively, then the entire assets legally available for payment or distribution among the holders of Series C Preferred Shares and the holders of Series D Preferred Shares shall be paid and distributed ratably among such holders of Series C Preferred Shares and such holders of Series D Preferred Shares in proportion to the aggregate Series C Liquidation Preference of the Series C Preferred Shares and the aggregate Series D Liquidation Preference of the Series D Preferred Shares that would be payable to such holders if such assets were sufficient to permit payment and distribution in full. If, upon the occurrence of a Sale Transaction, the assets legally available for distribution among the holders of the Series C Preferred Shares and the holders of Series D Preferred Shares shall be sufficient to permit the payment or distribution to such holders of the full Series C Liquidation Preference and to such holders of the full Series D Liquidation Preference, but shall be insufficient to permit the payment or distribution to the holders of the Series A Preferred Shares and the holders of Series B Preferred Shares of the full Series A Liquidation Preference and the full Series B Liquidation Preference, respectively, then the remaining assets of the Company legally available for distribution shall be paid and distributed ratably among the holders of the Series A Preferred Shares and the Series B Preferred Shares in proportion to the aggregate Series A Liquidation Preferences of the Series A Preferred Shares and the aggregate Series B Liquidation Preferences of the Series B Preferred Shares that would be payable to such holders if such assets were sufficient to permit payment or distribution in full. The Series C Liquidation Preference, Series D Liquidation Preference, Series A Liquidation Preference and/or Series B Liquidation Preference shall be paid in the form of consideration paid by the acquiring Person in the Sale Transaction. If the consideration received in a Sale Transaction is securities of any Person, any such securities to be delivered to the holders of Series C Preferred Shares, Series D Preferred Shares, Series A Preferred Shares and Series B Preferred Shares, as applicable, pursuant to this Section 7(c) shall be valued as follows:

(i)	With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be mutually determined by the Board in good faith and the holders of a majority of the Series C Preferred Shares.

(ii)	With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount to reflect the appropriate fair market value thereof, as mutually determined by the Board in good faith and the holders of a majority of the Series C Preferred Shares, or if there is no active public market with respect to such class or series of securities, appropriate weight shall be given to such restriction as mutually determined by the Board and the holders of a majority of the Series C Preferred Shares, or if the Board and the holders of a majority of the Series C Preferred Shares shall fail to agree, at the Company’s expense by an appraiser chosen by the Board and reasonably acceptable to the holders of a majority of the Series C Preferred Shares.

(d)	Sale Transaction Participation Rights. If the assets and funds of the Company legally available for distribution to the Company’s shareholders exceed the aggregate Series C Liquidation Preference, Series D Liquidation Preference, Series A Liquidation Preference and Series B Liquidation Preference payable to the holders of Series C Preferred Shares, Series D Preferred Shares, Series A Preferred Shares and Series B Preferred Shares pursuant to Article 7.3(c), then, after the payments required by Article 7.3(c) shall have been made or irrevocably set apart for payment, the remaining assets and funds of the Company available for distribution to the Company’s Members shall be distributed ratably among the holders of Ordinary Shares in proportion to the number of shares then held by them

(e)	Liquidation Notice. The Company shall give written notice of any Liquidation or Sale Transaction to each holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares not less than fifteen (15) days prior to the date stated in such notice for the distribution and payment of the amounts provided in Article 7.3. Each holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares or Series D Preferred Shares may convert all or any portion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as the case may be, then held by such holder into Ordinary Shares pursuant to Article 7.4 at any time prior to consummation of a Liquidation or Sale Transaction as described in Article 7.3.

7.4 Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Subject to Article 7.4(c) (Mechanics of Conversion), each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share, at the office of the Company or any transfer agent for such Share, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Original Purchase Price of each Preferred Share by the Conversion Price applicable to such Share, determined as hereafter provided (as so determined, the “Conversion Price”), in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per Series A Preferred Share shall be US$0.0035, per Series B Preferred Share shall be US$0.035, per Series C Preferred Share shall be US$0.22841105 and per Series D Preferred Share shall be US$0.99287483. The initial Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in Article 7.4(d) (Conversion Price Adjustments of Preferred Shares for Splits and Combinations).

(b)	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Share immediately upon, subject to the requirements of Article 7.4(c) (Mechanics of Conversion), the closing of the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or a similar procedure in a jurisdiction other than the United States, which results in aggregate gross proceeds to the Company of US$50,000,000 (net of underwriting discounts and commissions) and such securities being listed on The NASDAQ National Stock Market, Inc. or other internationally recognized stock exchange (the “Qualified IPO”).

(c)	Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, the holder shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. As soon as practicable thereafter, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Preferred Shares. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a similar procedure in a jurisdiction other than the United States, the conversion may, at the option of any holder tendering such Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Ordinary Shares upon conversion of such Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

(d)	Conversion Price Adjustments of Preferred Shares for Splits and Combinations. The Conversion Price of each series of the Preferred Shares shall be subject to adjustment from time to time as follows:

(i)	Adjustment of Conversion Price Upon Issuance of Additional Equity Securities below the Conversion Price. If the Company issues Additional Equity Securities (including Additional Equity Securities deemed to be issued pursuant to Article 7.4(d)(i)(4) (Deemed Issue of Additional Equity Securities)) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Shares in effect immediately prior to such issue, then and in such event, such Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) as set forth herein, unless otherwise provided in this Article 7.

1.	Adjustment Formula. Whenever the Conversion Price for a given series of Preferred Shares is adjusted pursuant to this Article 7.4(d)(i) (Adjustment of Conversion Price Upon Issuance of Additional Equity Securities below the Conversion Price), the new Conversion Price then in effect for such Series shall be determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of Equity Securities outstanding immediately prior to such issue (including all Equity Securities issuable upon conversion or exercise of the outstanding Preferred Shares) plus the number of Equity Securities which the aggregate consideration received by the Company for the total number of Additional Equity Securities so issued would purchase at the Conversion Price in effect immediately prior to such issue; and the denominator of which shall be the number of Equity Securities outstanding immediately prior to such issue (including all Equity Securities issuable upon conversion or exercise of the outstanding Preferred Shares) plus the number of such Additional Equity Securities so issued. For the purpose of this paragraph, the number of outstanding Equity Securities shall be deemed to include the Equity Securities issuable upon conversion of all outstanding Preferred Shares, upon conversion of all other outstanding Convertible Securities and upon exercise of all outstanding Options (and assuming conversion or exercise of Convertible Securities issuable upon exercise of Options).

2.	Special Definitions. For purposes of this Article 7 (Conversion), the following definitions shall apply:

a.	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

b.	“Original Issue Date” shall mean with respect to a series of Preferred Shares the date on which the first share of such series of Preferred Shares was issued.

c.	“Convertible Securities” shall mean any obligations, instruments of indebtedness or securities convertible into or exchangeable for or exercisable into or for Ordinary Shares.

d.	“Additional Equity Securities” for any series of Preferred Shares shall mean all Ordinary Shares (or, pursuant to Article 7.4(d)(i)(4) (Deemed Issue of Additional Equity Securities), deemed to be issued) by the Company after the Original Issue Date for such series, other than Ordinary Shares (or options therefor) issued or issuable:

i.	to employees, officers and directors, pursuant to a broadly based stock purchase or option plan approved by the Board, the purpose of which is to provide equity incentives to such individuals;

ii.	in connection with a Qualified IPO;

iii.	pursuant to the conversion or exercise of Convertible Securities that were previously issued subject to Article 7.4(d)(i);

iv.	in connection with a bona fide business acquisition by the Company, whether by merger, acquisition of assets, or acquisition of stock, in each case, that is approved by the Board;

v.	in connection with any Equity Securities issued (or deemed to be issued) or issuable pursuant to a Conversion Price adjustment pursuant to Article 7.4(d) and (f); or

vi.	in connection with any strategic business partnership, the principal purpose of which is not fundraising (as determined in good faith by the Board), but for the avoidance of doubt, excluding any private equity, venture capital or similar funding.

3.	No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Preferred Shares shall be made in respect of the issuance of Additional Equity Securities unless the consideration per share for an Additional Equity Securities issued or deemed to be issued by the Company is less than the Conversion Price in effect for such series immediately prior to such issue.

4.	Deemed Issue of Additional Equity Securities. If the Company at any time after the Original Issue Date for a series of Preferred Shares shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Preferred Shares, the conversion or exchange or exercise of such Convertible Securities or Preferred Shares, shall be deemed to be Additional Equity Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Equity Securities are deemed to be issued:

a.	no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities, or Preferred Shares or Ordinary Shares issued upon the exercise of such Options or conversion or exchange of such Convertible Securities or Preferred Shares;

b.	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

c.	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

i.	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Equity Securities issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

ii.	in the case of Options for Convertible Securities or Preferred Shares, only the Convertible Securities or Preferred Shares, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for the Additional Equity Securities deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

iii.	no readjustment pursuant to clause (2) (Special Definitions) or (3) (No Adjustment of Conversion Price) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price, on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Equity Securities between the original adjustment date and such readjustment date, and no readjustment shall affect Ordinary Shares issued on conversion of Preferred Shares prior to such readjustment.

5.	Determination of Consideration. For purposes of this Article 7.4(d) (Conversion Price Adjustments of Preferred Shares for Splits and Combinations), the consideration received by the Company for the issue of any Additional Equity Securities shall be computed as follows:

a.	Cash and Property. Such consideration shall:

i.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Company;

ii.	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

iii.	if Additional Equity Securities are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

b.	Options and Convertible Securities. The consideration per share received by the Company for Additional Equity Securities deemed to have been issued pursuant to Article 7.4(d)(i)(4) (Deemed Issue of Additional Equity Securities), relating to Options and Convertible Securities, shall be determined by dividing:

i.	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

ii.	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

c.	Share Splits and Dividends. In the event the Company should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding Ordinary Shares or the determination of holders of Ordinary Shares entitled to receive a Dividend or other distribution payable in Additional Equity Securities or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, Additional Equity Securities (hereinafter referred to as “Ordinary Share Equivalents”) without payment of any consideration by such holder for the Additional Equity Securities or the Ordinary Share Equivalents (including the Additional Equity Securities issuable upon conversion or exercise thereof), then, as of such record date (or the date of such Dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Shares shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate Ordinary Shares outstanding so that each holder of each such series of Preferred Shares shall thereafter be entitled to receive the number of Ordinary Shares or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Preferred Shares been converted immediately prior to the occurrence of such event.

d.	Reverse Share Splits. If the number of Ordinary Shares outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding Ordinary Shares, then, following the record date of such combination, the Conversion Price for each series of Preferred Shares shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares so that each holder of each such series of Preferred Shares shall thereafter be entitled to receive the number of Ordinary Shares or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Preferred Shares been converted immediately prior to the occurrence of such event.

(e)	Other Distributions. In the event the Company shall declare a distribution payable in securities of the Company or any other persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends in which the holders of Preferred Shares participate in the manner set forth in Article 7.1) or options or rights not referred to in Article 7.4(d)(i) (Adjustment of Conversion Price Upon Issuance of Additional Equity Securities below the Conversion Price), then, in each such case for the purpose of this Article 7.4(e) (Other Distributions), the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares are (directly or indirectly) convertible as of the record date fixed for the determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(f)	Conversion Price Adjustment based on Public Offering Price. In the event of a firm commitment underwritten initial public offering of Ordinary Shares pursuant to an effective registration statement under the Securities Act in which the price per Ordinary Share (after underwriting discounts and commissions) set forth in the final prospectus governing such offering (the “IPO Price”) is less than US$0.44545386 (as adjusted for any stock splits, bonus issues, recapitalizations, combinations or similar transactions after the date hereof), then the Conversion Price per Series C Preferred Share shall be decreased so that each holder of Series C Preferred Shares shall receive for each Series C Preferred Share upon conversion (or exercise) of each such Series C Preferred Share, the number of Ordinary Shares having a value (based upon one Ordinary Share being deemed to have a value equal to the IPO Price) equal to US$0.44545386 per share (as adjusted for any stock splits, bonus issues, recapitalizations, combinations or similar transactions after the date hereof).

(g)	Recapitalizations. In case of any merger or consolidation of the Company (other than a Sale Transaction) or any recapitalization, capital reorganization, reclassification or other change of outstanding Ordinary Shares (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Recap Transaction”), the Company shall execute and deliver to each holder of a series of Preferred Shares at least ten (10) Business Days prior to effecting such Recap Transaction a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, stating that the holder of such series of Preferred Shares shall have the right to receive in such Recap Transaction, in exchange for such Preferred Shares, a security identical to (after giving effect to such exchange) and not less favorable than, its series of Preferred Shares, and provision shall be made therefor in the agreement, if any, relating to such Recap Transaction. Any certificate delivered pursuant to this Article 7.4(i) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 7. The provisions of this Article 7.4(i) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(h)	No Impairment. The Board will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 7 (Conversion) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Shares against impairment.

(i)	No Fractional Shares and Certificate as to Adjustments.

(i)	No fractional shares shall be issued upon the conversion of any Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share (with one-half rounded upward). The number of shares issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(ii)	Upon the occurrence of each adjustment or readjustment of the Conversion Price of each series of Preferred Shares pursuant to this Article 7 (Conversion), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Preferred Shares at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Shares.

(j)	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Dividend (other than a cash Dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least three (3) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Dividend, distribution or right, and the amount and character of such Dividend, distribution or right.

(k)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Member approval of any necessary amendment to the Memorandum or these Articles.

(l)	Notices. Any notice required by the provisions of this Article 7.4 (Conversion) to be given to the holders of Preferred Shares shall be given pursuant to Articles 116-120.

7.5 Voting Rights. Each holder of Preferred Shares shall have the right to the number of votes equal to the number of votes that such holder would be entitled to cast had such holder converted its Preferred Shares into Ordinary Shares pursuant to Article 7.4(a) (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Ordinary Shares, with respect to any matter that is submitted to a vote or for the consent of the Members of the Company.

7.6 Right to Appoint Directors.

(a)	For so long as the General Atlantic Shareholders hold at least twenty percent (20%) of the Series C Preferred Shares or the Ordinary Shares issuable upon conversion of such Series C Preferred Shares held by the General Atlantic Shareholders on March 2, 2006, the General Atlantic Shareholders shall constitute a Specified Group (as defined in Article 74.4 below) and have the right to designate one Director (the “GA Director”). The GA Director shall not be removed for any reason without the prior written consent of the General Atlantic Shareholders.

(b)	For so long as the DCM Shareholders hold at least fifteen million (15,000,000) Ordinary Shares then outstanding (as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions with respect to such shares after the date hereof), the DCM Shareholders shall have the right to designate one Director (the “DCM Director”). The DCM Director shall not be removed for any reason without the prior written consent of the DCM Shareholders.

(c)	For so long as the Softbank Shareholders hold at least eighty percent (80%) of the then outstanding Series D Preferred Shares (determined as if the 2009 Series D Warrant and 2010 Series D Warrant held by the Softbank Shareholders had been fully exercised) or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares, the Softbank Shareholders shall constitute a Specified Group (as defined in Article 74.4 below) and have the right to designate one Director. Upon the exercise of all of the 2009 Series D Warrant and for so long as the Softbank Shareholders hold at least eighty percent (80%) of the Series D Preferred Shares (determined as if the 2009 Series D Warrant and 2010 Series D Warrant held by the Softbank Shareholders had been fully exercised) or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares, the Softbank Shareholders shall have the right to designate an additional Director. The nominees designated by the Softbank Shareholders are subject to the satisfaction and approval (which shall not be unreasonably withheld or delayed) of at least a majority of the Board of Directors (excluding the vote of the board members designated by the Softbank Shareholders), and the Softbank Shareholders shall be entitled to designate another nominee in the case of any nominee the approval of whom is withheld. The Softbank Director designees shall not be removed for any reason without the prior written consent of the Softbank Shareholders. Upon approval of the second Softbank Director, the number of Directors shall be increased to seven.

7.7 Series C and D Protective Provisions.

(a)	In the case of General Atlantic Shareholders’ rights under this Article 7.7, for so long as the General Atlantic Shareholders hold at least twenty percent (20%) of the Series C Preferred Shares or the Ordinary Shares issuable upon conversion of such Series C Preferred Shares held by the General Atlantic Shareholders on March 2, 2006 and, in the case of the Softbank Shareholders’ rights under this Article 7.7, for so long as the Softbank Shareholders hold at least eighty percent (80%) of the Series D Preferred Shares (determined as if the 2009 Series D Warrant and 2010 Series D Warrant held by the Softbank Shareholders had been fully exercised) or the Ordinary Shares issuable upon such conversion of such Series D Preferred Shares, the Company shall not, and shall procure that none of its Subsidiaries shall, without first obtaining the approval (x) except in the case of clause (xvi) below, of the holders of at least a majority of the General Atlantic Shareholders (voting together as a class on an as converted basis) and (y) of the holders of at least a majority of the Series D Preferred (as so determined) and Ordinary Shares held by Softbank Shareholders (so voting):

(i)	issue any Preferred Shares other than those issued on the Original Issue Date or issued or issuable in connection with the Joho Notes, the SBI Notes, or Series D Warrants;

(ii)	take any action that (x) creates or issues or enter into any agreement to create or issue any Share Capital of the Company ranking senior to or pari passu with the Series C or D Preferred Shares, whether by an amendment to or restatement of the these Articles or by a merger, consolidation, business combination or otherwise, or (y) redeems of any Share Capital of the Company (other than, in the case of the foregoing clauses (x) and (y), (1) the redemption of shares of Preferred Shares in accordance with the terms of these Articles and (2) the repurchase by the Company of Ordinary Shares pursuant to the terms of any equity incentive plan approved by the Board);

(iii)	take any action that (x) creates or issues or enter into any agreement to create or issue any Share Capital of any Subsidiary, or (y) redeems of any Share Capital of any Subsidiary;

(iv)	make any amendment to the charter documents of any Subsidiary, including, without limitation, by merger consolidation, business combination or otherwise;

(v)	take any action which adversely affects or harms the interests of the holders of the Series C or D Preferred Shares, whether by any amendment or restatement of these Articles or a merger, consolidation, business combination or otherwise (provide that the series of Preferred Shares whose rights are being so adversely affected shall be the only series whose approval is required under this subsection (v));

(vi)	register any securities of the Company or any Subsidiary pursuant to the Securities Act or a similar procedure in a jurisdiction other than the United States other than a registration of Ordinary Shares pursuant to the Securities Act (or similar procedure) that is effected as part of, and concurrently with, a bona fide firm commitment underwritten public offering of Ordinary Shares or American depositary shares representing Ordinary Shares pursuant to an effective registration statement under the Securities Act, resulting in a Qualified IPO; provided, that the consent of the General Atlantic Shareholders shall not be required for any registration effected pursuant to Article 7.4(f);

(vii)	effect the declaration, distribution or payment of any dividend or other distribution on any Share Capital of the Company or any of its Subsidiaries;

(viii)	take any action to create any Liens securing Indebtedness in excess, singly and in the aggregate, in excess of US$50,000 on any of the assets of the Company or any of its Subsidiaries;

(ix)	take any action that results in the issuance or incurrence by the Company or any of its Subsidiaries of, or the Company or any of its Subsidiaries otherwise becoming liable for, any form of Indebtedness in excess of US$50,000 or any guarantee of any Indebtedness in excess of US$50,000;

(x)	effect any Sale Transaction, or any sale, transfer, assignment, lease, pledge, license or other disposition of any assets of the Company or any of its Subsidiaries outside the ordinary course of business;

(xi)	effect any transaction (other than employment related matters) to between the Company or any of its Subsidiaries, on the one hand, and any officer, director or shareholder (or any of their respective Affiliates or any Relative of any such officer, director or shareholder) of the Company or any of its Subsidiaries, on the other hand;

(xii)	enter into any agreement or understanding relating to or governing the cash or equity compensation of, or payments to, the chairman of the Board, the Chief Executive Officer of the Company and any other senior executive of the Company or of any Subsidiary;

(xiii)	make any capital expenditures by the Company or its Subsidiaries, individually or in the aggregate, in excess of US$2 million annually, or any other expenditures, individually or in the aggregate, in excess of US$500,000 not included in the annual operating budget of the Company;

(xiv)	make any change to the size of the Board or the board of any Subsidiary, except as provided in Article 7.6 hereof;

(xv)	change the material accounting methods or policies of the Company or any Subsidiary;

(xvi)	offer any Ordinary Shares to the public, whether in a Qualified IPO or otherwise, at a price that implies a market capitalization of the Company at less than US$3 billion; and

(xvii)	make any amendment to this Article 7.7.

(b)	Notwithstanding any other provision of these Articles, the rights conferred upon the holders of the Series C Preferred Shares and the holders of the Series D Preferred Shares shall be deemed to be varied by any of the following acts of the Company, and for the avoidance of doubt shall therefore be subject to the provisions of Article 22(a) and Article 22(b):

(i)	make any amendment to the number of shares of Preferred Shares authorized on the Original Issue Date;

(ii)	take any action that creates any Share Capital of the Company ranking senior to or pari passu with the Series C Preferred Shares or the Series D Preferred Shares, whether by an amendment to or restatement of the these Articles;

(iii)	make any amendment to these Articles; or

(iv)	take any action which adversely affects or harms the interests of the holders of the Series C or D Preferred Shares.

7.8 Series A and Series B Protective Provisions

(a)	For so long as at least twenty five million (25,000,000) Series A Preferred Shares and Series B Preferred Shares, in the aggregate, remain outstanding (as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions with respect to such shares after the date hereof), the Company shall not, and shall procure that none of its Subsidiaries shall, without first obtaining the approval of the holders of at least a majority of the Series A Preferred Shares and the Series B Preferred Shares (voting together as a class on an as converted basis):

(i)	issue any Series A Preferred Shares or Series B Preferred Shares other than those issued on the Original Issue Date;

(ii)	(x) enter into any agreement to create or issue any shares of Share Capital of the Company ranking senior to or pari passu with the Series A Preferred Shares or the Series B Preferred Shares, whether by an amendment to or restatement of the these Articles or by a merger, consolidation, business combination or otherwise (other than the execution, delivery and performance by the Company of the Purchase Agreement, the Series D Warrants, the Joho Note Purchase Agreement, the Joho Notes, the SBI Note Purchase Agreement, or the SBI Notes), or (y) redeems any shares of Share Capital of the Company (other than (1) the redemption of shares of Preferred Shares in accordance with the terms of these Articles, and (2) the repurchase by the Company of Ordinary Shares pursuant to the terms of any equity incentive plan approved by the Board);

(iii)	take any action that (x) creates or issues or enter into any agreement to create or issue any shares of Share Capital of any Subsidiary, or (y) redeems of any shares of Share Capital of any Subsidiary;

(iv)	make any change to the size of the Board of the Company or the board of any Subsidiary; or

(v)	make any amendment to this Article 7.8.

(b)	Notwithstanding any other provision of these Articles, the rights conferred upon the holders of the Series A Preferred Shares and Series B Preferred Shares shall be deemed to be varied by any of the following acts of the Company, and for the avoidance of doubt shall therefore be subject to the provisions of Article 22(c):

(i)	make any amendment to the number of shares of Series A Preferred Shares or Series B Preferred Shares authorized on the Original Issue Date;

(ii)	take any action that creates any Share Capital of the Company ranking senior to or pari passu with the Series A Preferred Shares and Series B Preferred Shares, whether by an amendment to or restatement of the these Articles (other than the execution, delivery and performance by the Company of the Purchase Agreement, the Series D Warrants, the Joho Note Purchase Agreement, the Joho Notes, the SBI Note Purchase Agreement, or the SBI Notes, (2) the creation and issuance of any Series D Preferred Shares or the Series D Warrants as contemplated by the Purchase Agreement, Joho Notes, or the SBI Notes, (3) the redemption of shares of Preferred Shares in accordance with the terms of these Articles, and (4) the repurchase by the Company of Ordinary Shares pursuant to the terms of any plan approved by the Board);

(iii)	make any amendment to these Articles (other than to the extent necessary for (1) the execution, delivery and performance by the Company of the Purchase Agreement, (2) the creation and issuance of any Series D Preferred Shares and the Series D Warrants as contemplated by the Purchase Agreement, the Joho Notes, or the SBI Notes, (3) the redemption of shares of Preferred Shares in accordance with the terms of these Articles, and (4) the repurchase by the Company of Ordinary Shares pursuant to the terms of any equity incentive plan approved by the Board); or

(iv)	take any action which adversely affects or harms the interests of the holders of the Series A Preferred Shares and Series B Preferred Shares (other than (1) the execution, delivery and performance by the Company of the Purchase Agreement, the Joho Note Purchase Agreement, or the SBI Note Purchase Agreement, (2) the creation and issuance of any Series D Preferred Shares and Series D Warrants as contemplated by the Purchase Agreement, the Joho Notes, or the SBI Notes (3) the redemption of shares of Preferred Shares in accordance with the terms of these Articles, and (4) the repurchase by the Company of Ordinary Shares pursuant to the terms of any plan approved by the Board).

7.9 [Intentionally Omitted.]

7.10 Status of Converted Stock. In the event any Preferred Shares shall be converted pursuant to Article 7 (Conversion) hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. The Memorandum and these Articles shall be appropriately amended to effect the corresponding reduction in the Company’s authorized Share Capital.

7.11	Redemption Right of Series C Preferred Shares.

(a)	For a period of nine (9) months after March 2, 2011, and upon the affirmative vote of the holders of a majority of the Series C Preferred Shares (the “Majority Series C Holders”), all but not less than all of the Series C Preferred Shares held by the holders of Series C Preferred Shares shall automatically, with no further action required to be taken by the Company or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share equal to the Series C Original Purchase Price (the “Series C Redemption Payment”). The Majority Series C Holders may exercise the redemption right by giving written notice (the “Series C Redemption Notice”) thereof to the Company (and the Company shall immediately thereafter deliver a copy of such Series C Redemption Notice to all of the other holders of Series C Preferred Shares), which Series C Redemption Notice shall specify a date (the “Series C Redemption Date”), which shall be not less than forty-five (45) Business Days after delivery of such Series C Redemption Notice for the redemption of Series C Preferred Shares. Following the delivery of such Series C Redemption Notice, each holder of the Series C Preferred Shares shall surrender the certificate(s) representing its Series C Preferred Shares to the Company, at any time during usual business hours, at its principal place of business to be maintained by it (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Series C Preferred Shares). In the event any certificates representing the Series C Preferred Shares are not surrendered to the Company on or before the Series C Redemption Date, the Company shall be entitled to treat such certificates as lost. Any holder of Series C Preferred Shares shall waive all rights to object to the redemption of the Series C Preferred Shares by the Company if such right of redemption is exercised by the Majority Series C Holders.

(b)	The Company shall redeem all of the outstanding Series C Preferred Shares on the Series C Redemption Date and all such certificates representing Series C Preferred Shares shall be delivered to the Company for cancellation or, in the event any such certificates are not delivered to the Company, deemed lost and, in either case, cancelled by the Company upon payment in full of the aggregate Series C Redemption Payment on the outstanding Series C Preferred Shares and shall not be reissued.

(c)	If the assets of the Company available for redemption of the Series C Preferred Shares by law or otherwise on the Series C Redemption Date are insufficient to redeem all the then outstanding Series C Preferred Shares on the Series C Redemption Date, any assets available for redemption of the Series C Preferred Shares shall be allocated ratably to first to each holder of a Series C Preferred Share to pay a portion of the Series C Redemption Payment in respect of such Series C Preferred Shares. The Company shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Company from paying the Series C Redemption Payment and redeeming the Series C Preferred Shares, and shall take all other reasonable measures (including any such measures reasonably requested by the Majority Series C Holders) to make funds available for redemption. At any time thereafter when additional funds of the Company are available by law to pay the remaining balance of the aggregate Series C Redemption Payment owed on the Series C Preferred Shares, such funds will be used as soon as they become available, to pay the remaining balance of the aggregate Series C Redemption Payment, or such portion thereof for which funds are available, on the basis set forth above. If the Company fails to redeem any Series C Preferred Shares for which redemption is required, then during the period from the Series C Redemption Date through the date on which such Series C Preferred Shares are actually redeemed in full, such Series C Preferred Shares shall continue to be entitled to all rights and preferences of Series C Preferred Shares. After payment in full of the aggregate Series C Redemption Payment for all issued and outstanding Series C Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate.

(d)	Notwithstanding anything to the contrary contained herein, any holder of Series C Preferred Shares may convert its Series C Preferred Shares into Ordinary Shares pursuant to Article 7.4 at any time prior to the end of 30 days after the delivery of the Series C Redemption Notice, whereupon only rights attaching to the Ordinary Shares as set forth in these Articles will apply.

(e)	For a period of nine (9) months beginning on March 2, 2009, the Company shall maintain sufficient funds for the redemption of Series C Preferred Shares such that all Series C Preferred Shares will be redeemed out of capital paid up thereon or out of funds of the Company otherwise available for dividend or distribution or out of the proceeds of a new issue of shares made for the purposes of the redemption or the premium, if any, payable on redemption that is provided for out of funds of the Company which would otherwise be available for dividend or distribution or out of the Company’s share premium account before the Series C Preferred Shares are redeemed. On the Series C Redemption Date, the Board shall ensure that after redeeming the Series C Preferred Shares the Company will be able to pay its liabilities as they become due.

7.12 Redemption Rights of Series D Preferred Shares.

(a)	For a period of nine (9) months after each of (1) April 4, 2013 (in respect of the Series D Preferred Shares originally purchased by the Series D Investors), (2) the 5th anniversary of the actual date of exercise of the 2009 Series D Warrant (in respect of the Series D Preferred Shares acquired by exercise of such Warrant) and (3) the 5th anniversary of the actual date of exercise of the 2010 Series D Warrant (in respect of the Series D Preferred Shares acquired by exercise of such Warrant) (each of the foregoing classes of Series D Preferred Shares described in (1)-(3), a “Series D Put Class”), and upon the affirmative vote of the holders of the relevant Put Class (the “Series D Majority Holders”), all but not less than all of that Series D Put Class shall automatically, with no further action required to be taken by the Company or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share equal to the Series D Original Purchase Price in the case of a redemption under (1), the Exercise Price (as defined in the 2009 Series D Warrant) in the case of a redemption under (2), or the Exercise Price (as defined in the 2010 Series D Warrant) in the case of a redemption under (3) (each, a “Series D Redemption Payment”). The Series D Majority Holders may exercise the redemption right by giving written notice (the “Series D Redemption Notice”) thereof to the Company (and the Company shall immediately thereafter deliver a copy of such Series D Redemption Notice to all of the other holders of Series D Preferred Shares), which Series D Redemption Notice shall specify a date (the “Series D Redemption Date”), which shall be not less than forty-five (45) Business Days after delivery of such Redemption Notice for the redemption of Series D Preferred Shares. Following the delivery of such Series D Redemption Notice, each holder of the Series D Preferred Shares shall surrender the certificate(s) representing its Series D Preferred Shares to the Company, at any time during usual business hours, at its principal place of business to be maintained by it (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Series D Preferred Shares). In the event any certificates representing the Series D Preferred Shares are not surrendered to the Company on or before the Series D Redemption Date, the Company shall be entitled to treat such certificates as lost. Any holder of Series D Preferred Shares shall waive all rights to object to the redemption of the Series D Preferred Shares by the Company if such right of redemption is exercised by the Series D Majority Holders.

(b)	The Company shall redeem all of the relevant Series D Put Class on the relevant Series D Redemption Date and all such certificates representing such Series D Put Class shall be delivered to the Company for cancellation or, in the event any such certificates are not delivered to the Company, deemed lost and, in either case, cancelled by the Company upon payment in full of the aggregate Series D Redemption Payment on such Series D Put Class and shall not be reissued.

(c)	If the assets of the Company available for redemption of any Series D Put Class by law or otherwise on the relevant Series D Redemption Date are insufficient to redeem all the Series D Put Class on the Series D Redemption Date, any assets available for redemption of the Series D Put Class shall be allocated ratably first to each holder of the Series D Put Class to pay a portion of the Series D Redemption Payment in respect of such Series D Put Class. The Company shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Company from paying the Series D Redemption Payment and redeeming the Series D Put Class, and shall take all other reasonable measures (including any such measures reasonably requested by the relevant Series D Majority Holders) to make funds available for redemption. At any time thereafter when additional funds of the Company are available by law to pay the remaining balance of the aggregate Series D Redemption Payment owed on the Series D Put Class, such funds will be used as soon as they become available, to pay the remaining balance of the aggregate Series D Redemption Payment, or such portion thereof for which funds are available, on the basis set forth above. If the Company fails to redeem any of the Series D Put Class for which redemption is required, then during the period from the Series D Redemption Date through the date on which such residual Series D Put Class is actually redeemed in full, such residual Series D Put Class shall continue to be entitled to all rights and preferences of Series D Preferred Shares. After payment in full of the aggregate Series D Redemption Payment for the entire Series D Put Class, all rights of the holders thereof as shareholders of the Company shall cease and terminate.

(d)	Notwithstanding anything to the contrary contained herein, any holder of Series D Preferred Shares may convert its Series D Preferred Shares into Ordinary Shares pursuant to Article 7.4 at any time prior to the end of 30 days after the delivery of the Series D Redemption Notice, whereupon only rights attaching to the Ordinary Shares as set forth in these Articles will apply.

(e)	For a period of nine (9) months beginning on each of April 4, 2011, the third anniversary of the actual exercise of the 2009 Series D Warrant and the third anniversary of the actual exercise of the 2010 Series D Warrant, the Company shall maintain sufficient funds for the redemption of the relevant Series D Put Class such that all of such Series D Put Class will be redeemed out of capital paid up thereon or out of funds of the Company otherwise available for dividend or distribution or out of the proceeds of a new issue of shares made for the purposes of the redemption or the premium, if any, payable on redemption that is provided for out of funds of the Company which would otherwise be available for dividend or distribution or out of the Company’s share premium account before such Series D Put Class is redeemed. On the relevant Series D Redemption Date, the Board shall ensure that after redeeming the relevant Series D Put Class the Company will be able to pay its liabilities as they become due.

7.13 Series C Preferred Shares and Series D Preferred Shares. Unless specifically provided in these Articles to the contrary, Series D Preferred Shares shall have the same rights, preferences, privileges and restrictions as are granted to and imposed on the Series C Preferred Shares under these Articles, and rank pari passu with the Series C Preferred Shares.

ORDINARY SHARES

8 Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

8.1 Dividend Rights. Subject to the prior rights of holders of all classes of Shares at the time outstanding having prior rights as to Dividends, the holders of the Ordinary Shares, subject to the Statute and these Articles, shall be entitled to receive, when and as declared by the Directors, out of any assets of the Company legally available therefor, such Dividends as may be declared from time to time by the Directors; provided, however, that in the event that such Dividend is paid in the form of Ordinary Shares or rights to acquire Ordinary Shares, the holders of Ordinary Shares shall receive Ordinary Shares or rights to acquire Ordinary Shares, as the case may be.

8.2 Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 7.3.

8.3 Redemption. The Ordinary Shares are not redeemable.

8.4 Voting Rights.

(a)	The holder of each Ordinary Share shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for below.

(b)	Subject to the rights of the holders of the Preferred Shares provided in Article 7, the holders of Ordinary Shares shall at all times vote together as one class with the holders of the Preferred Shares on all matters (including the election of Directors) submitted to a vote or for the consent of the Members of the Company.

(c)	Each holder of Ordinary Shares shall be entitled to one (1) vote for each Ordinary Share held as of the applicable date on any matter that is submitted to a vote or for the consent of the Members of the Company.

8.5 Equal Status. Ordinary Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

REGISTER OF MEMBERS

9 The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required by Article 43 or the books of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10 For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting.

11 In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any Dividend.

12 If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13 A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14 The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15 If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16 Transferability.

16.1 Shares are transferable unless otherwise provided by these Articles or by contract and such transfer does not cause the Company be a controlled foreign corporation (as defined in Section 957 of the Code).

16.2 The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

17 Agreements Among the Company and the Members.

17.1 Right of First Offer.

(a)	ROFO Notice. If at any time any Member who is a “Holder” for the purposes of the Right of First Offer and Co-Sale Agreement (the “Seller”) proposes to sell, transfer, pledge or otherwise dispose of (each, a “Transfer”) Equity Securities to one or more Persons (other than a Permitted Transferee), then the Seller shall give the Company written notice of the Seller’s desire to make the Transfer (the “ROFO Notice”), which ROFO Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the proposed purchase price and (iii) the material terms and conditions upon which the proposed Transfer is to be made. The ROFO Notice constitutes the Seller’s irrevocable offer to sell the Offered Shares to the Company and the Major Investors under the terms of this Article 17.1(a). The Company shall immediately deliver a copy of the ROFO Notice to each of the Major Investors.

(b)	Company’s Option. The Company shall have an option for a period of ten (10) days (the “Company Option Period”) after receipt of the ROFO Notice to irrevocably offer to purchase some or all of the Offered Shares at the same price and subject to the same material terms and conditions as described in the ROFO Notice (the “Company’s Option”). The Company may exercise the Company’s Option and purchase all or part of the Offered Shares by notifying the Seller, with a copy to each of the Major Investors, in writing before expiration of the Company Option Period as to the number of such shares which it wishes to purchase. If the Company gives the Seller notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the ROFO Notice, unless the value of the purchase price has not yet been established pursuant to Article 17.1(e) (Valuation of Property). If the Company fails to exercise the Company’s Option in full within the Company Option Period, all or the remainder of the Offered Shares shall be subject to the Major Investor’s Option (as defined below) and Co-Sale Rights (as defined below); provided that the Company may waive its rights under this Article 17.1(b) (Company’s Option) prior to the expiration of the Company Option Period by giving written notice to the Seller, with a copy to the Major Investors.

(c)	Additional ROFO Notice. If after the expiration of the Company Option Period, the Company has declined to purchase all of the Offered Shares or has waived its right to purchase the Offered Shares, then the Company, on behalf of the Seller, shall give each Major Investor an “Additional ROFO Notice” which shall include all of the information and certifications required in a ROFO Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the “Remaining Shares”).

(d)	Major Investor’s Option.

(i)	Each Major Investor shall have the option for a period of twenty (20) days after such Major Investor’s receipt of the Additional ROFO Notice (the “ROFO Deadline”) from the Company pursuant to Article 17.1(c) (Additional ROFO Notice) to make an irrevocable offer to purchase up to its Pro Rata Share of the Remaining Shares at the same price and subject to the same terms and conditions as described in the Additional ROFO Notice (the “Major Investor’s Option”). Each Major Investor may exercise the Major Investor Option and purchase all or any portion of his, her or its Pro Rata Share (with any reallotments as provided below) of the Remaining Shares, by notifying the Company, on behalf of the Seller, in writing, before expiration of the ROFO Deadline as to the number of such shares which he, she or it wishes to purchase. The Company shall immediately deliver to the Seller a copy of all such notices received from the Major Investors. Each fully participating Major Investor shall have a right of reallotment such that, if any other Major Investor fails to exercise the Major Investor’s Option in full, the fully participating Major Investors may purchase the Remaining Shares not previously purchased on a pro rata basis based upon the aggregate number of Equity Securities held by such Major Investor as compared to the aggregate number of Equity Securities held by all fully participating Major Investors. The proceedings described in the preceding sentence shall be repeated until (i) there are no Remaining Shares, (ii) there is no fully participating Major Investor remaining, or (iii) each fully participating Major Investor in the last round has waived its Major Investor’s Option in writing or has not responded to the last Additional ROFO Notice within the ROFO Deadline therein.

(ii)	Each Major Investor shall be entitled to apportion Remaining Shares to be purchased among its Affiliates, provided that such Major Investor notifies the Company, which shall deliver a copy to the Seller, of such allocation; provided further that such Major Investor shall be responsible for its designated Affiliate’s performance with respect to such Affiliate’s obligations to acquire shares pursuant to the allocation. If a Major Investor gives the Company notice that it desires to purchase its Pro Rata Share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than ten (10) days after the ROFO Deadline, unless the value of the purchase price has not yet been established pursuant to Article 17.1(e) (Valuation of Property).

(e)	Valuation of Property. Should the purchase price specified in the ROFO Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Major Investors, as applicable) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Seller, the Company and the Major Investors cannot agree on such cash value within ten (10) days after the Company’s receipt of the ROFO Notice, the valuation shall be made by an appraiser of internationally recognized standing selected by the Seller and the Company or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the ROFO Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value, which final appraisal shall be completed within thirty (30) days of the appointment after the third appraiser. The cost of such appraisal shall be shared equally by the Seller and the Company. In the event an appraisal is necessary, the Company’s Option or the Major Investors’ Option, as the case may be, shall run for ten (10) days after the delivery of the appraisal determining the value.

(f)	Third Party Sale. In the event the Company and/or the Major Investors have not acquired all of the Offered Shares under this Article 17.1 (Right of First Offer), then, subject to Article 17.2 (Right of Co-Sale) in the case of a Transfer by any Founders, the Seller may, within sixty (60) days (the “ROFO Unrestricted Period”) following the date of the expiration of the ROFO Deadline (the “Contract Date”) and without any further obligation to the Company or the Major Investors, except as otherwise provided herein, sell the remaining Offered Shares, at not less than one hundred percent (100%) of the purchase price per Share and on terms and conditions equivalent if not more favourable to the Seller, to those specified in the ROFO Notice to a third party (the “Third Party Purchaser”). In addition, such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Major Investor that it is aware of the rights of the Company and the Investors contained in the Right of First Offer and Co-Sale Agreement, the Voting Agreement and the Investors’ Rights Agreement, (y) prior to the purchase by such Third Party Purchaser of any of such Offered Shares, such Third Party Purchaser shall become a party to the Right of First Offer and Co-Sale Agreement as a “Holder” and shall agree to be bound by the terms and conditions thereof and such Third Party Purchaser shall become a party to the Voting Agreement as a “Shareholder” (as defined in the Voting Agreement) and shall agree to be bound by the terms and conditions thereof and (z) the transfer complies in all respects with applicable United States Federal and state securities laws, including, without limitation, the Securities Act. In the event the Seller does not consummate the sale of the Offered Shares during the ROFO Unrestricted Period, the Company’s right of first offer and the Major Investors’ rights of first offer and Co-Sale Rights shall again become effective, and no transfer of such Offered Shares may be made thereafter by such Seller without again offering the same to the Company and the Major Investors in accordance with this Article 17.1 (Right of First Offer).

17.2 Right of Co-Sale.

(a)	Notice of Sales. Should any Founder propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any Third Party Purchaser to purchase the Offered Shares (the “Co-Sale Shares”) from such Founder pursuant to Article 17.1(f) (Third Party Sale), then such Founder shall promptly, but in no event later than twenty (20) days prior to the consummation of the sale, deliver notice (the “Co-Sale Notice”) to the Company and each Major Investor stating the terms and conditions of such Purchase Offer including, without limitation, the number of Equity Securities proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid (which shall not be less than one hundred percent (100%) of the purchase price per Offered Share set forth in ROFO Notice), and the name and address of the Third Party Purchaser.

(b)	Co-Sale Right. Each Major Investor shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Founder’s sale of Offered Shares pursuant to the specified terms and conditions of such Purchase Offer. To the extent a Major Investor (for purposes of this Article 17.2 (Right of Co-Sale), a “Selling Holder”) exercises such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Co-Sale Shares which such Founder may sell pursuant to such Purchase Offer shall be correspondingly reduced. The Co-Sale Right of each Selling Holder shall be subject to the following terms and conditions:

(i)	Calculation of Shares. Each Selling Holder may sell all or any part of that number of its Equity Securities equal to the product obtained by multiplying (A) the aggregate number of Co-Sale Shares covered by the Purchase Offer by (B) a fraction, the numerator of which is the number of Equity Securities at the time owned by such Selling Holder and the denominator of which is the sum of (x) the total number of Equity Securities at the time owned by all Major Investors participating in such sale plus (y) the total number of Equity Securities at the time owned by such Founder, including without limitation shares that have been transferred by such Founder to Permitted Transferees in accordance with these Articles.

(ii)	Delivery of Certificates. Each Selling Holder shall effect its participation in the sale by either delivering to the selling Founder for transfer to the prospective Third Party Purchaser or delivering directly to the prospective Third Party Purchaser one or more certificates, properly endorsed for transfer, which represent the Equity Securities which such Selling Holder elects to sell.

(iii)	Transfer. The share certificate or certificates which the Selling Holder delivers pursuant to Article 17.2 (Delivery of Certificates) shall be delivered by such selling Founder or the Selling Holder, as the case may be, to the Third Party Purchaser in consummation of the sale pursuant to the terms and conditions specified in the Notice, and upon the consummation of such sale, the Third Party Purchaser shall remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective Third Party Purchaser prohibits or refuses to recognize the Co-Sale Right or otherwise refuses to purchase Equity Securities from a Selling Holder exercising its Co-Sale Right hereunder, the selling Founder shall not sell to such prospective Third Party Purchaser any Equity Securities unless and until, simultaneously with such sale, the selling Founder shall purchase such Equity Securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Co-Sale Notice (which terms and conditions shall be no less favorable to the Selling Holder than those governing the sale to the Third Party Purchaser by the selling Founder).

(iv)	No Selling Holder shall be obligated to make any representations or warranties about the Company to any Third Party Purchaser and may be obligated to make representations and warranties severally about itself only as to its power and authority, due authorization, title to its Equity Securities being sold, non-contravention and enforceability.

(v)	To the extent that the Major Investors have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Article 17.2, a Founder shall be permitted to sell its or his Offered Shares without being subject to the Co-Sale Right during the ROFO Unrestricted Period, but subject to Section Article 17.1.

(vi)	The exercise or non-exercise of the rights of the Major Investors hereunder to participate in one or more sales of Equity Securities by a Seller under Article 17.1 (Right of First Offer) or Article 17.2 (Right of Co-Sale) shall not adversely affect their rights to participate in subsequent sales of Equity Securities by a Seller.

(c)	Notwithstanding anything in Article 17.1 or this Article 17.2, in the event of a Liquidation or Sale Transaction, the consideration, proceeds and other amounts available for distribution shall be paid to the holders of Preferred Shares and holders of the Ordinary Shares in accordance with the priorities set forth in Article 7.3 and the preferential rights of the holders of Preferred Shares set forth herein, and the holders shall not Transfer any of their Equity Securities in a single transaction or series of related transactions if such Transfer will constitute or result in a Sale Transaction, unless the consideration, proceeds and other amounts available for distribution are paid to the holders of Preferred Shares and the holders of Ordinary Shares in accordance with the priorities set forth in Article 7.3.

17.3 Permitted Transfers. The provisions of Article 17.1 (Right of First Offer) and Article 17.2 (Right of Co-Sale) of these Articles shall not pertain or apply to:

(a)	any transfer of Equity Securities by a Member to such Member’s Relative’s or to a trust for their benefit, provided that all of the beneficial interests in such trust are owned or controlled by such Member;

(b)	any transfer of Equity Securities by a Member to its Affiliate;

(c)	the grant of a security interest in and pledge of Equity Securities by GapStar or, subject to the consent of the holders of a majority of each of the Series C and D Preferred Shares, another Member of its Equity Securities pursuant to a bona fide loan transaction with an internationally recognized financial services firm that creates a mere security interest in such Equity Securities;

(d)	any sale of Equity Securities to the public pursuant to a Qualified IPO; or

(e)	subject to and without derogating from Article 17.2(c), any sale of Equity Securities in connection with a Sale Transaction,

(each of the foregoing transfers, a “Permitted Transfer” and the transferees described therein, each, a “Permitted Transferee”), provided, that no transfer may be made pursuant to this Article 17.3 (Permitted Transactions) unless (x) the transferee (other than a lender in the case of a pledge of GapStar) has agreed in writing to be bound by the terms and conditions of the Right of First Offer and Co-Sale Agreement, (y) the transfer complies in all aspects with the applicable provisions of these Articles and (z) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If reasonably requested by the Company, except with respect to a Permitted Transfer under this Article 17.3(c), an opinion of counsel to such transferring Member shall be supplied to the Company, at such transferring Member’s expense, to the effect that such transfer complies with the applicable United States Federal and state securities laws. Upon becoming a Member, (i) the Permitted Transferee of a Major Investor shall be substituted for and be deemed a Major Investor under Article 17.1 (Right of First Offer) and Article 17.2 (Right of Co-Sale), and (ii) the Permitted Transferee of a Founder shall be substituted for, and shall be deemed a Founder under Article 17.1 (Right of First Offer) and Article 17.2 (Right of Co-Sale).

17.4 Prohibited Transfers. Any attempt by a Member to transfer Equity Securities in violation of Article 17 (Agreements Among the Company and the Holders) shall be void and the Company agrees it will not affect such a transfer nor will it treat any alleged transferee as the holder of such Equity Securities.

17.5 Avoidance of Restrictions. The parties agree that the Transfer restrictions in Article 17.1 (Right of First Offer) and Article 17.2 (Right of Co-Sale) shall not be capable of being avoided by the holding of Equity Securities indirectly through a Person that can itself be sold in order to dispose of an interest in Equity Securities free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the control of a Member or of any Person having control over that Member shall be treated as being a Transfer of the Equity Securities held by that Member, and the provisions of the Right of First Offer and Co-Sale Agreement and these Articles that apply in respect of the Transfer of Equity Securities shall thereupon apply and take effect with respect to the Equity Securities held by that Member; provided, however, that this Article 17.5 shall not apply in respect of any change in management or ownership interests in any private equity firm that is, or manages, any Member.

18 The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

19 Subject to the provisions of the Statute and Articles 7 and 8, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be affected in such manner as the Company may, by Ordinary Resolution, determine before the issue of the Shares.

20 Subject to the provisions of the Statute and Articles 7 and 8 (and without prejudice to the authority contained in Article 19), the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

21 The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

22 If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied, subject to the provisions of these Articles, with such consent as is required in accordance with the terms of that class (in connection with any specified action or generally); provided that:

(a)	in respect of the Series C Preferred Shares, for so long as the General Atlantic Shareholders hold at least 50% of such Series C Preferred Shares or the Ordinary Shares issuable upon conversion of such Series C Preferred Shares, the rights attached to such class may only be varied with the consent in writing of the holders of a majority of the issued Series C Preferred Shares, or with the sanction of a resolution passed at a separate meeting of the holders of a majority of the issued Series C Preferred Shares, which majority must in either case include at least a majority of the General Atlantic Shareholders holding a majority of the Series C Preferred Shares held by all of the General Atlantic Shareholders;

(b)	in respect of the Series D Preferred Shares, for so long as the Softbank Shareholders hold at least either 50% of such Series D Preferred Shares or the Ordinary Shares issuable upon conversion of such Series D Preferred Shares, the rights attached to such class may only be varied with the consent in writing of either the holders of a majority of the issued Series D Preferred Shares, or with the sanction of a resolution passed at a separate meeting of the holders of a majority of the issued Series D Preferred Shares, which majority must in either case include at least the Softbank Shareholders holding either a majority of the Series D Preferred Shares held by all of the Softbank Shareholders;

(c)	in respect of the Series A Preferred Shares and Series B Preferred Shares, for so long as at least twenty five million (25,000,000) Series A Preferred Shares and Series B Preferred Shares, in the aggregate, remain outstanding (as adjusted for any stock splits, bonus issues, recapitalizations, combinations, or similar transactions with respect to such shares after the date hereof), the rights attached to such classes may only be varied with the consent in writing of the holders of a majority of the issued Series A Preferred Shares and Series B Preferred Shares (voting together as a single class), or with the sanction of a resolution passed at a separate meeting of the holders of a majority of the issued Series A Preferred Shares and Series B Preferred Shares; and

(d)	where the terms of a class do not specify any particular consent (in connection with any specified action or generally), the rights attached to such class may only be varied with the consent in writing of the holders of a majority of the issued Shares of that class, or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that class.

For the purposes of convening a meeting pursuant to this Article 22 the Directors may treat holders of Series A Preferred Shares and Series B Preferred Shares as forming a single class if they consider that both the holders of Series A Preferred Shares and Series B Preferred Shares would be affected in the same way by the proposals under consideration but in any other case shall treat them as separate classes.

23 Subject to the terms of the relevant class, the provisions of these Articles relating to general meetings shall apply to every such separate meeting of the holders of one class of Shares except that the necessary quorum shall be one Person holding or representing by proxy at least a majority of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll

24 Subject to these Articles, the rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

25 The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

26 The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

27 If a Member dies, the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

28 Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect.

29 If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

ALTERATION OF CAPITAL

30 Subject to Article 7.7, Article 7.8, and Article 7.9 the Company may by Ordinary Resolution:

30.1 increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

30.2 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

30.3 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

30.4 cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

31 Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 7.7 and Article (iv), the Company may by Special Resolution:

31.1 change its name;

31.2 alter or add to these Articles;

31.3 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

31.4 reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

32 Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

33 All general meetings other than annual general meetings shall be called extraordinary general meetings.

34 The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings, the report of the Directors (if any) shall be presented.

35 The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

36 The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

37 A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten percent (10%) of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote at general meetings of the Company.

38 The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

39 If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

40 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41 At least three (3) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary). Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by the Members (or their proxies) holding a majority of the aggregate voting power of all of the shares (whether Preferred or Ordinary) of the Company entitled to attend and vote thereat.

42 The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

43 The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination of any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

44 No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum, provided that presence in person or by proxy of the General Atlantic Shareholders and Softbank Shareholders shall be required for a quorum. Notwithstanding the foregoing, if notice of a meeting has been duly given to the General Atlantic Shareholders and Softbank Shareholders and the General Atlantic Shareholders and Softbank Shareholders are not present in person or by proxy within forty-eight (48) hours after the time scheduled for such meeting, then the presence in person or by proxy of the General Atlantic Shareholders and Softbank Shareholders shall not be required for such quorum.

45 A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

46 Subject to Article 7.7 and (iv) or unless otherwise provided by contract, a resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

46.1 in the case of a Special Resolution, it is signed by all Members for the time being entitled to receive notice of, and to attend and vote at, general meetings (or, being companies signed by their duly authorized representatives); or

46.2 in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 56) (or, being companies, signed by their duly authorized representative).

47 A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company represented at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote thereat.

48 The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

49 With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

50 A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote at the meeting demand a poll.

51 Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

52 The demand for a poll may be withdrawn.

53 Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

54 A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

55 Except as otherwise required by law or these Articles or by contract, the Ordinary Shares and the Preferred Shares shall vote together as a single series on all matters submitted to a vote of Members. Each Ordinary Share issued and outstanding shall have the number of votes set forth in Article 8.4 hereof and each Preferred Share issued and outstanding shall have the number of votes set forth in Article 7.5.

56 In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

57 A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

58 No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

59 No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

60 On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

61 A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

62 The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a company under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

63 The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

63.1 not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

63.2 in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

63.3 where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

64 The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

65 Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

66 Any company or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any series of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the Company which he represents as the Company could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

67 Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

68 The Board shall consist of six (6) members, subject to adjustment pursuant to Article 7.6(c). Except as provided in Article 65 and Article 7.6 or in the Voting Agreement, Directors shall be elected by a plurality of the votes cast at a general meeting, and each Director so elected shall hold office until the next general meeting for the election of Directors and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

69 Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next general meeting at which Directors are elected and until their successors are duly elected and qualified, or until their earlier resignation or removal; provided, however, that where such vacancy occurs among the Directors elected by the holders of a class or series of Shares (Ordinary or Preferred, as applicable), the holders of shares of such class or series may override the Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s Members or (ii) written consent, if the consenting Members hold a sufficient number of shares to elect their designee at a meeting of the Members.

POWERS OF DIRECTORS

70 Subject to the provisions of the Statute, the Memorandum and these Articles, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

71 All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

72 The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

73 Subject to the provisions of the Statute, the Memorandum and these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture share, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

74 The office of a Director shall be vacated if:

74.1 he gives notice in writing to the Company that he resigns the office of Director;

74.2 if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

74.3 if he is found to be or becomes of unsound mind;

74.4 any Director who shall have been elected by a specified group of Members (which group may be specified under these Articles or otherwise by agreement of all the Members from time to time and referred to herein, which includes the Company to the extent of its right to appoint one or more directors, as a “Specified Group”) may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Shares of such Specified Group, given at a special meeting of such Specified Group duly called or by an action by written consent for that purpose. Any vacancy on the Board caused as a result of one or more of the events set out in Article 74.1 to 74.3 of any such Director who shall have been elected by a Specified Group, may be filled by, and only by, the vote of the holders of a majority of the Shares of such Specified Group given at a special meeting of such Specified Group or by an action by written consent, unless otherwise agreed upon among the Members of such Specified Group. Notwithstanding anything to the contrary set forth herein, in no event may (i) the GA Director be removed for any reason without the prior written consent of the General Atlantic Shareholders; (ii) the DCM Director be removed for any reason without the prior written consent of the DCM Shareholders; or (iii) the Softbank Director be removed for any reason without the prior written consent of the Softbank Shareholders.

74.5 Subject to Article 74.4, by the vote of the holders of at least a majority of the Ordinary Shares at a special meeting of such holder or by an action by written consent.

PROCEEDINGS OF DIRECTORS

75 At all meetings of the Board a majority of the number of Directors authorized in accordance with Article 68 shall be necessary and sufficient to constitute a quorum for the transaction of business provided that such quorum must include the GA Director and Softbank Director. Notwithstanding the foregoing, if notice of a meeting has been duly given to the GA Director and the GA Director is not present in person or by proxy within forty-eight (48) hours of the time scheduled for such meeting, then the presence in person or by proxy of the GA Director shall not be required for such quorum. Notwithstanding the foregoing, if notice of a meeting has been duly given to the Softbank Director and the Softbank Director is not present in person or by proxy within forty-eight (48) hours of the time scheduled for such meeting, then the presence in person or by proxy of the Softbank Director shall not be required for such quorum. The vote of a majority of the Directors present at any meeting at which there is a quorum, shall be the act of the Board, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting, until a quorum shall be present. If only one Director is authorized, such sole Director shall constitute a quorum.

76 Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

77 A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

78 A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

79 Meetings of the Board may be called by the chairman, if there be one, the President or any Director. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or e-mail not less than twenty-four (24) hours before the date of the meeting or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

80 The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

81 The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

82 All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

ALTERNATE DIRECTORS

83 A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may, with the advance written consent of a majority of the other Directors then constituting the Board, appoint an alternate Director to act in his stead and such appointee, as an alternate Director, shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

PRESUMPTION OF ASSENT

84 A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

85 A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

86 A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

87 A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

88 No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

89 A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

90 The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

91 The Directors may delegate any of their powers to any committee consisting of one or more Directors. The Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Directors when required. The Directors may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. Notwithstanding anything to the contrary set forth in these Articles, the GA Director and the Softbank Director shall have the right to serve on each committee of Directors.

92 The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

93 The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

94 The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorized signatories as the Directors may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him.

95 The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment, an officer may be removed by resolution of the Directors.

NO MINIMUM SHAREHOLDING

96 A Director shall not be required to hold Shares.

REMUNERATION OF DIRECTORS

97 The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

98 The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

99 The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

100 The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

101 A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102 Subject to the Statute, Article 7 and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorize payment of the Dividends or distributions out of the assets of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

103 All Dividends and distributions shall be declared and paid according to and subject to the provisions of Articles 7 and 8.

104 The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

105 Subject to the provisions of Articles 7 and 8, the Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106 Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

107 No Dividend or distribution shall bear interest against the Company.

108 Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six (6) years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

109 The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

110 The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

111 Any person with a legal or equitable interest in the Shares of the Company, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (1) the Company’s Register of Members, and its other books and records; and (2) a subsidiary’s books and records, to the extent that: (i) the Company has actual possession and control of such records of such subsidiary; or (ii) the Company could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (A) the inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the Company or the subsidiary and a person or persons not affiliated with the Company; and (B) the subsidiary would not have the right under the law applicable to it to deny the Company access to such books and records upon demand by the Company. In every instance where the person seeking inspection is other than the holder of record of the Shares, the demand under oath shall state the person’s entitlement to the Shares, be accompanied by documentary evidence of beneficial ownership of the Shares, and state that such documentary evidence is a true and correct copy of what it purports to be. A proper purpose shall mean a purpose reasonably related to such person’s legal or equitable interest in the Shares. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the Member. The demand under oath shall be directed to the Company at its principal place of business. Any Director shall have the right to examine the Company’s Register of Members and its other books and records for a purpose reasonably related to the Director’s position as a Director.

112 The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

113 The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

114 Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

115 Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

116 Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, overnight mail, express mail, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent overnight mail or express mail.

117 Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the third day if deposited in United States mail and fourteenth day if deposited in the Peoples Republic of China mail (not including Saturdays or Sundays or public holidays) following the day on which notice was posted. Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was confirmed transmitted. Where a notice is given by e-mail, service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient to the Company for such purpose and shall be deemed to have been received on the same day that it was sent, if not confirmed as undeliverable or other error message is received, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

118 A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

119 Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

120 Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

121 If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed in accordance with Article 7.3(a).

122 If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Article 7.3(a), determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

123 Subject to Article 125, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Director or officer of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a Director or officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had a reasonable cause to believe that his or her conduct was unlawful.

124 Subject to Article 125, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favour by reason of the fact that he or she was a Director or officer of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

125 Any indemnification under these Articles (unless ordered by court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Article 123 or Article 124 as the case may be. Such determination shall be made: (i) by the Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding; (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion; or (iii) by the Members. To the extent, however, that a Director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

126 For purposes of any determination under Article 125 a person shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of the Company or another enterprise, or on information supplied to him or her by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Article 126 shall mean any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a Director, officer, employee or agent. The provisions of this Article 126 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article 123 or Article 124 as the case may be.

127 Notwithstanding any contrary determination in the specific case under Article 125 and notwithstanding the absence of any determination thereunder, any Director or officer may apply to any court of competent jurisdiction for indemnification to the extent otherwise permissible under Article 123 and Article 124. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Article 123 or Article 124 as the case may be. Neither a contrary determination in the specific case under Article 125 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article 127 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

128 Expenses incurred by a Director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in these Articles.

129 The indemnification and advancement of expenses provided by or granted pursuant to these Articles shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Article 123 and Article 124 shall be made to the fullest extent permitted by law. The provisions of these Articles shall not be deemed to preclude the indemnification of any person who is not specified in Article 123 or Article 124 but whom the Company has the power or obligation to indemnify under the Companies Law (2010 Revision), or otherwise.

130 The Company may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a Director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the provisions of these Articles.

131 For purposes of these Articles, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors and officers, so that any person who is or was a Director or officer of such constituent company, or is or was a Director or officer of such constituent company serving at the request of such constituent company as a Director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of these Articles with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued. For purposes of these Articles, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, officer, employee or agent of the Company that imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in these Articles.

132 The indemnification and advancement of expenses provided by, or granted pursuant to, these Articles shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

133 Notwithstanding anything contained in these Articles to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article 127 hereof), the Company shall not be obligated to indemnify any Director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Directors.

134 The Company may, to the extent authorized from time to time by the Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in these Articles to Directors and officers of the Company.

FINANCIAL YEAR

135 Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

136 If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.